Exhibit 4.01

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF1933.
SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF
SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION OF
THE U.S. SECURITIES ACT OF 1933.

ACM RESEARCH, INC.

Warrant to Purchase Class A Common Stock

Certificate No. A-20-01	Original Issue Date: July 29, 2020

For Value Received, ACM Research, Inc., a Delaware corporation (the “Company”), certifies that Shengxin (Shanghai) Management Consulting Limited Partnership or its registered assigns (the “Holder”) is entitled to purchase from the Company a total of 242,681 shares (the “Warrant Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share (“Class A Shares”), at a purchase price per share of $7.50 (subject to adjustment as provided in this Warrant, the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant.

1.    Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means $1,820,107.50.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) any day on which either the Federal Reserve Bank of New York or the Federal Reserve Bank of San Francisco is closed.
“Exercise Period” has the meaning set forth in Section 2.
“Original Issue Date” means the Original Issue Date set forth above.
“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.
This “Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

2.    Term. This Warrant may be exercised on any Business Day during the period (the “Exercise Period”) beginning immediately after the receipt by the Holder of all approvals required of governmental department and other regulatory bodies of the People’s Republic of China, which receipt shall have been confirmed by a certificate of the Holder delivered to the Company, and ending as of 5 P.M., Eastern standard time, on December 31, 2023.

3.    Exercise.

(a)       Manner of Exercise. This Warrant may be exercised, on one occasion, in either of the following manners:

(i)       Cash Exercise. The Holder may exercise this Warrant for all, but not less than all, of the Warrant Shares by (i) surrendering this Warrant to the Company at the Company’s then principal executive offices and (ii) paying the Aggregate Exercise Price by wire transfer of immediately available funds to an account designated in writing by the Company.

(ii)       Cashless Exercise. The Holder may exercise this Warrant in full by instructing the Company to withhold, in payment of the Aggregate Exercise Price, a number of Warrant Shares then issuable upon exercise of this Warrant equal to the quotient (rounded upward to the nearest whole share) of (A) the Aggregate Exercise Price divided by (B) the average of the closing prices of the Class A Shares for the five trading days immediately preceding the date of exercise.

(b)     Delivery of Stock Certificates. Upon compliance by the Holder with the provisions of Section 3(a), the Company shall, within ten Business Days following the Exercise Time, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate representing (i) in the case of an exercise in accordance with Section 3(a)(i), all of the Warrant Shares or (ii) in the case of an exercise in accordance with Section 3(a)(ii), all of the Warrant Shares not withheld in payment of the Aggregate Exercise Price. The stock certificate so delivered shall be registered in the name of the Holder or, subject to compliance with Section 8, such other Person's name as shall be designated by the Holder in writing. This Warrant shall be deemed to have been exercised and such certificate representing Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of 5 P.M., Eastern time, on the date of exercise.

(c)      Representations of the Company. With respect to the exercise of this warrant, the Company represents, covenants and agrees:

(i)	this Warrant is, and any Warrant issued in substitution for or replacement of this Warrant will be upon issuance, duly authorized and validly issued;

(ii)
at all times during the Exercise Period, the Company will reserve and keep available out of its authorized but unissued Class A Shares or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant; and

(iii)
the Warrant Shares will be, upon issuance, and the Company will take all such actions as may be necessary or appropriate in order that the Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

4.    Adjustment to Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a)      Dividend, Distribution, Subdivision or Combination of Class A Shares. If the Company shall, at any time or from time to time after the Original Issue Date:

(i)
pay a dividend or make any other distribution upon any capital stock of the Company payable either in Class A Shares or in securities that are convertible into Class A Shares without payment of any consideration; or

(ii)	subdivide (by any stock split, recapitalization or otherwise) outstanding Class A Shares into a greater number of shares;

the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) outstanding Class A Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

(b)      Reorganization, Reclassification, Consolidation or Merger. In the event of any:

(i)	capital reorganization of the Company;

(ii)
reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares);

(iii)	consolidation or merger of the Company with or into another Person;

(iv)	sale of all or substantially all of the Company's assets to another Person; or

(v)	other similar transaction (other than any such transaction covered by Section 4(a)),

in each case that entitles the holders of Class A Shares to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Class A Shares, this Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the Warrant Shares as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder's rights under this Warrant to ensure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Class A Shares reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets that, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained in this Warrant, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4(b), the Holder shall have the right to elect, prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 instead of giving effect to the provisions contained in this Section 4(b).

(c)       Certificate as to Adjustment. The Company shall furnish to the Holder:

(i)
within ten Business Days following any adjustment of the Exercise Price, a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof; and

(ii)
within ten Business Days following receipt by the Company of a written request by the Holder, a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of this Warrant.

5.    Restriction on Transfer of Warrant. Neither this Warrant nor any right of the Holder under this Warrant is transferable by the Holder without the prior written consent of the Company.

6.    Not Deemed Stockholder. Prior to the issuance of the Warrant Shares, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

7.    Replacement on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu of this Warrant, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed, provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation

8.    Compliance with Securities Laws. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 8 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise of this Warrant except under circumstances that will not result in a violation of the Securities Act of 1933 or of the securities laws of any other applicable jurisdiction. All Warrant Shares shall be stamped or imprinted with a legend in substantially the following forms:

THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION OF THE U.S. SECURITIES ACT OF 1933.

THE COMPANY HAS MORE THAN ONE CLASS OF STOCK AUTHORIZED TO BE ISSUED. THE COMPANY WILL FURNISH WITHOUT CHARGE TO THE HOLDER UPON WRITTEN REQUEST A COPY OF THE FULL TEXT OF THE PREFERENCES, VOTING POWERS, QUALIFICATIONS AND SPECIAL AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF STOCK AUTHORIZED TO BE ISSUED BY THE COMPANY AS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE COMPANY.

9.    Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration and any transfers of this Warrant. The Company may deem and treat the Person in whose name this Warrant is registered on such register as the Holder of this Warrant for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

10.  General.

(a)      Notices. All notices, requests, consents, claims, demands, waivers and other communications in connection or accordance with this Warrant shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the tenth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(a)).

If to the Company:	ACM Research, Inc. 42307 Osgood Road, Suite I Fremont, CA 94539 E-mail: [***] Attention: Chief Financial Officer

with a copy to:	K&L Gates LLP One Lincoln Street Boston, MA 02111 E-mail: [***] Attention: Mark L. Johnson

If to the Holder:	Shengxin (Shanghai) Management Consulting Limited Partnership Rm 210 32, 2nd fl. Building 1, 38 Debao Rd., Pilot Free Trade Zone, Shanghai, China
E-mail:
Attention:

(b)      Entire Agreement. This Warrant, together with the Share Transfer and Note Cancellation Agreement dated as of April 30, 2020, as amended by Amendment No. 1 thereto dated as of the Original Issue Date, and the Registration Rights Agreement dated as of March 10, 2017 between the Company and certain of its securityholders, as amended by the Adoption Agreement dated as of the Original Issue Date between the Company and the Holder, constitute the full and entire understanding and agreement between the parties to this Warrant with respect to the subject matter contained in this Warrant, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(c)      Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d)      Amendment and Modification; Waiver. Except as otherwise provided in this Warrant, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Holder. No waiver by the Company or the Holder of any of the provisions of this Warrant shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege of this Warrant preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)      Successors and Assigns. This Warrant and the rights evidenced by this Warrant shall be binding upon and shall inure to the benefit of the parties to this Warrant and the successors of the Company and the successors and permitted assigns of the Holder. Each such successor or permitted assign of the Holder shall be deemed to be the Holder for all purposes of this Warrant.

(f)      No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and its successors and the Holder and its successors and permitted assigns. Nothing in this Warrant, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

(g)      Submission to Jurisdiction; Waiver of Jury Trial.

(i)      Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated by this Warrant may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party's address set forth in this Warrant shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT.

(h)      Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(i)       Interpretation. For purposes of this Agreement:

(i)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(ii)	any references herein to a Section refer to a Section of this Agreement, unless specified otherwise;

(iii)	the words “include,” “includes” and “including” as used herein shall not be construed so as to exclude any other thing not referred to or described;

(iv)	the word “or” is not exclusive;

(v)	the definition given for any term in this Agreement shall apply equally to both the singular and plural forms of the term defined;

(vi)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(vii)
unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and

(viii)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(j)      Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but both of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

In Witness Whereof, the Company has duly executed this Warrant on the Original Issue Date.

ACM RESEARCH, INC.

By:	/s/ Hui Wang
Name: Hui Wang
Title: CEO
Accepted and agreed:

SHENGXIN (SHANGHAI) MANAGEMENT
CONSULTING LIMITED PARTNERSHIP

By:	, General Partner

By: /s/ Steven Huang